Exhibit 10.3

DESCRIPTION OF INDEPENDENT DIRECTOR COMPENSATION

Effective May 7, 2014, each independent director of Quintiles Transnational Holdings Inc. (the “Company”) will receive an annual cash retainer of $65,000, paid quarterly, and $2,250 for each meeting of the Company’s Board of Directors (the “Board”) he or she attends in person or by teleconference. The Company will also pay the chair of its Audit Committee an additional $20,000 annual retainer, paid quarterly, and pay those directors who serve as chairs of its other Board committees an additional $15,000 annual retainer, paid quarterly. The Company will also reimburse reasonable travel expenses and other out-of-pocket costs incurred in connection with attendance at meetings of the Board by each of the independent directors.

The independent directors will also receive annual equity grants with an aggregate economic value of $165,000, with 75% of the grant value delivered in the form of stock options and 25% of the grant value delivered in the form of restricted stock units (subject to such limitations in value or grant size imposed by the Company’s 2013 Stock Incentive Plan). Independent directors may also be eligible for an additional equity award, in an amount to be determined, upon joining the Board.